Exhibit 5.01

March 19, 2025

Entergy Corporation

639 Loyola Avenue

New Orleans, Louisiana 70113

Ladies and Gentlemen:

We have acted as counsel for Entergy Corporation (the “Company”) in connection with the registration statement on Form S-3 (Registration Statement No. 333-266624) (the “Registration Statement”), relating to the offering of 15,568,863 shares of common stock, $0.01 par value, of the Company (“Common Stock”).

In our capacity as such counsel, we have examined: (1) the Registration Statement; (2) the Underwriting Agreement, dated March 17, 2025 (the “Underwriting Agreement”), by and among the Company, Morgan Stanley & Co. LLC, BofA Securities, Inc., J.P. Morgan Securities LLC and Mizuho Securities, LLC, as the representatives of the underwriters named therein, and Morgan Stanley & Co. LLC, BofA Securities, Inc., J.P. Morgan Securities LLC and Mizuho Securities, LLC, as the forward sellers; and (3) the “Forward Sale Agreements” meaning, collectively, (i) the forward sale agreement, dated March 17, 2025, by and between the Company and Morgan Stanley & Co. LLC, (ii) the forward sale agreement dated March 17, 2025, by and between the Company and Bank of America, N.A., (iii) the forward sale agreement dated March 17, 2025, by and between the Company and JPMorgan Chase Bank, National Association, New York Branch and (iv) the forward sale agreement, dated March 17, 2025, by and between the Company and Mizuho Markets Americas LLC (with Mizuho Securities USA LLC acting as agent) (Morgan Stanley & Co. LLC, Bank of America, N.A., JPMorgan Chase Bank, National Association and Mizuho Markets Americas LLC (with Mizuho Securities USA LLC acting as agent), as forward purchasers, the “Forward Purchasers”). As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of the officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein. We have also examined or have caused to be examined such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as originals of the documents submitted to us as certified, facsimile or electronic copies and the authenticity of the originals of all documents submitted to us as copies.

Morgan, Lewis & Bockius LLP

101 Park Avenue
New York, NY 10178-0060	+1.212.309.6000
United States	+1.212.309.6001

Entergy Corporation

March 19, 2025

Subject to the foregoing and the further exceptions and qualifications set forth below, we are of the opinion that any shares of Common Stock that may be issued and delivered to the Forward Purchasers by the Company pursuant to the Forward Sale Agreements, when issued and delivered by the Company against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.01 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP